UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report: January 18, 2005
(Date of earliest event reported)

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

McKesson Plaza, One Post Street, San Francisco, CA	94104

(Address of principal executive offices)	(Zip Code)

(415) 983-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2005, McKesson Corporation (the “Company”) announced an agreement to settle the consolidated securities class action pending against it and its subsidiary, the former HBO & Company (“HBOC”), in the United States District Court for the Northern District of California, San Jose Division. Under the agreement, the Company would pay the class members a total of $960 million in cash. The settlement agreement is subject to various conditions, including, but not limited to, preliminary approval by the court, notice to the class, and final approval by the court after a hearing. The Letter Agreement between the Lead Plaintiff and McKesson and HBOC, and the Stipulation and Agreement of Settlement, which is attached as Annex A to the Letter Agreement, are being filed as exhibit 99.1 to this Form 8-K.

Item 2.02 Results of Operations and Financial Condition

On January 12, 2005, the Company issued a press release announcing that the combination of the class action settlement and the decision by the Company to establish a reserve for the remaining litigation arising from the 1999 financial restatement and related matters will result in an aggregate charge for the Company’s third fiscal quarter ended December 31, 2004 of $1.2 billion pre-tax, $810 million after-tax, or approximately $2.70 per share.

(c) Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Letter Agreement and Annex A (Stipulation and Agreement of Settlement between Lead Plaintiff and Defendants McKesson HBOC, Inc. and HBO & Company) thereto

99.2	Press release, dated January 12, 2005 (filed as Exhibit 99.1 to Form 8-K dated January 12, 2005)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McKesson Corporation
(Registrant)

Date January 18, 2005	By:	/s/ Ivan D. Meyerson
Ivan D. Meyerson
Executive Vice President, General Counsel and Secretary

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